Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to use in this Amendment to the Registration Statement on Form F-1 of Leaping Group Co., Ltd. of our report dated November 1, 2018, except for Notes 2 and 6, as to which the date is December 17, 2018, and Note 13, as to which the date is March 8, 2019, with respect to the consolidated balance sheets of Leaping Group Co., Ltd. and its subsidiaries as of June 30, 2018 and 2017, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended June 30, 2018, included in this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Friedman LLP

New York, New York

March 8, 2019